CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Conestoga Funds and to the use of our reports dated November 29, 2016 on the financial statements and financial highlights of Conestoga Small Cap Fund and Conestoga SMid Cap Fund, each a series of shares of beneficial interest in the Conestoga Funds.   Such financial statements and financial highlights appear in the September 30, 2016 Annual Reports to Shareholders which are incorporated by reference into the Statements of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 27, 2017